Exhibit 99.1

SIGA Announces Data Safety Monitoring Board (DSMB)
 Approval to Complete Subject Enrollment in the Final
 Cohort of Phase III Study of TPOXX™ (tecovirimat);

Company Submits Pivotal Animal Final Study Reports to FDA

Actions Achieve Critical BARDA Milestone; Company Now Eligible for $20.5 Million Payment

August 8, 2016 04:30 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--SIGA Technologies, Inc. (SIGA) (OTCMKTS:SIGA), a company specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats, announced that it has received approval from its Data Safety Monitoring Board (DSMB) to complete enrollment in the second and final cohort of healthy subjects for the Phase III clinical study for its lead drug candidate, TPOXX™ (tecovirimat), for the treatment of orthopoxvirus infections. This determination was based on review of safety data from the first 125 participants in the final cohort. The final cohort of this Phase III study is being conducted at eleven approved clinical investigation sites in a total of approximately 380 subjects.

The initial Phase III cohort of 40 subjects in this trial was completed in 2015 without any reports of serious adverse events. Since TPOXX™ (tecovirimat) is being developed under the FDA “Animal Rule,” there are only safety and not efficacy endpoints in this clinical trial.  This Phase III study is wholly funded by the Biomedical Advanced Research and Development Authority (BARDA).

SIGA also announced that it has submitted its final pivotal animal study reports to the Food and Drug Administration (FDA). As a result of both the DSMB decision and the submission of the FDA animal final study reports, SIGA is eligible for a milestone payment from BARDA of $20.5 million.

SIGA anticipates submitting the complete New Drug Application (NDA) for TPOXX™ by the end of 2017.

ABOUT SIGA TECHNOLOGIES, INC.

We are a company specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats. Our lead product is Tecovirimat, TPOXX™, also known as ST-246®, an orally administered antiviral drug that targets orthopoxviruses. While TPOXX™ is not yet approved as safe and effective by the U.S. Food & Drug Administration, it is a novel small-molecule drug that is being delivered to the Strategic National Stockpile under Project BioShield. For more information about SIGA, please visit SIGA's web site at www.siga.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements relating to the effect of the loss of our litigation with PharmAthene, Inc., our ability to raise the funds necessary to satisfy the judgment arising from such loss and the effects of our chapter 11 bankruptcy case on our future business and ability to raise debt or equity financing. Such forward-looking statements are subject to various known and unknown risks and uncertainties and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. SIGA's actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond SIGA's control, including, but not limited to, (i) the risk that potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (ii) the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, including from anticipated governmental contracts and grants, (iv) the risk that SIGA may not complete performance under the Biomedical Advanced Research Development Authority (BARDA) Contract on schedule or in accordance with contractual terms, (v) the risk that SIGA may not be able to secure or enforce sufficient legal rights in its products, including intellectual property protection, (vi) the risk that any challenge to SIGA's patent and other property rights, if adversely determined, could affect SIGA's business and, even if determined favorably, could be costly, (vii) the risk that regulatory requirements applicable to SIGA's products may result in the need for further or additional testing or documentation that will delay or prevent seeking or obtaining needed approvals to market these products, (viii) the risk that one or more protests could be filed and upheld in whole or in part or other governmental action taken, in either case leading to a delay of performance under the BARDA Contract or other governmental contracts, (ix) the risk that the BARDA Contract is modified or canceled at the request or requirement of the U.S. government, (x) the risk that the volatile and competitive nature of the biotechnology industry may hamper SIGA's efforts to develop or market its products, (xi) the risk that the changes in domestic and foreign economic and market conditions may affect SIGA's ability to advance its research or may affect its products adversely, (xii) the effect of federal, state, and foreign regulation, including drug regulation and international trade regulation, on SIGA's businesses, (xiii) the risk that our chapter 11 bankruptcy case may make it more difficult to obtain additional financing, (xiv) the risk that our internal controls will not be effective in detecting or preventing a misstatement in our financial statements, (xv) the risk that some amounts received and recorded as deferred revenue may someday be determined to have been more properly characterized as revenue when received, (xvi) the risk that some amounts received and recorded as deferred revenue ultimately may not be recognized as revenue, and (xvii) the risk associated with the loss of our appeal to the Delaware Supreme Court in our litigation with PharmAthene, Inc., including, the risks related to a failure to satisfy the judgment arising from the loss of the litigation with PharmAthene, Inc More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

Contacts
For Siga Technologies:
Rubenstein
Marcia Horowitz, 212-843-8014
mhorowitz@rubenstein.com